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                                                                    EXHIBIT 99.2


                                                                  March 16, 2002


Board of Directors
McAfee.com Corporation
535 Oakmead Parkway
Sunnyvale, California 95051

Dear McAfee.com Board of Directors:

      Our Board of Directors has determined that it is desirable to recombine McAfee.com and Network Associates. We believe this step is strategically and operationally compelling. Among other things, a recombination will allow for a more targeted market approach, particularly in the consumer and small to medium-sized business market for our products, and will serve to reduce or eliminate market, customer and brand confusion due to similarities in our products, customers and Web sites.

      Our Board of Directors has authorized us to make an exchange offer pursuant to which the public stockholders of McAfee.com will be offered 0.675 shares of common stock of Network Associates in a tax-free exchange for each outstanding share of McAfee.com Class A common stock. Based on the $27.61 closing price of our shares on March 15, 2002, our offer represents a value of approximately $18.64 per Class A share and a 20% premium to the closing price of McAfee.com Class A common stock on that date.

      Our offer is being made directly to McAfee.com's stockholders, and we believe that it should be well received by them. As noted, our offer represents a meaningful premium to your market price. Furthermore, McAfee.com stockholders, through their ownership of Network Associates common stock, will continue to participate in McAfee.com's business and will also participate in our other businesses.

      Our offer is conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after the offer is completed, we would own at least 90% of the outstanding shares of McAfee.com common stock. Other conditions to the offer will be customary. Assuming that the conditions to the offer are satisfied and that the offer is completed, we will then effect a "short form" merger of McAfee.com with a subsidiary of Network Associates as soon as practicable thereafter. In this merger, the remaining McAfee.com public stockholders will receive the same consideration as in the offer, subject to the exercise of appraisal rights, if any.

      We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer on or about March 25, 2002. Network Associates is not seeking, and as the offer is being made directly to McAfee.com's stockholders Delaware law does not require,
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approval of the offer from McAfee.com's Board of Directors. We, however, encourage you to consult with your outside counsel as to the obligations of McAfee.com's Board of Directors to respond to our offer under the U.S. tender offer rules. Also enclosed is a copy of the press release that will be issued in connection with the offer.

                                             Sincerely,

                                              /s/ George Samenuk

                                              George Samenuk
                                              Chairman and Chief Executive